EXHIBIT 99.1

Epic Bancorp

851 Irwin Street San Rafael, CA 94901 (415) 526-6400

For Immediate Release July 12, 2005

Contact:	Kit M. Cole Chairman/CEO 415-526-6400

Epic Bancorp Named Sm-All-Star By Sandler O’Neill

Only 38 Banks of 573 Small Cap Firms Receive 2005 Honor

San Rafael, CA—July 12, 2005—Epic Bancorp (NASDAQ: EPIC) was named one of only 38 financial institutions in the United States to receive the prestigious “Sm-All-star” ranking by Sandler O’Neill & Partners LLP, a New York-based, full service investment banking firm serving the financial industry.

The annual “Sm-All Star” ratings screened 573 small cap bank and thrift institutions on eight financial and growth criteria. To reach the “Sm-All-star” level, firms had to rank above their peers in all eight categories. Epic was the smallest institution recognized, with a market cap of approximately $50 million; the next smallest all-star had a market cap nearly 60 percent larger. All of the all-stars were under $2 billion in market cap.

According to Sandler O’Neill “the objective of the Sm-All Stars is relatively straightforward: to create a subset of the 573 publicly traded banks and thrifts under $2 billion in market cap which identifies what we believe to be the top performing small-cap banks and thrifts in the nation. By identifying this group, it is Sandler and O’Neill’s aspiration to provide investors with a narrow list from which to uncover the next crop of leading mid-cap banks and thrifts and, most importantly, unearth them before they are discovered by Wall Street.”

“It is enormously gratifying to be recognized by an independent firm and judged as an all-star performer among our peers,” said Kit M. Cole, chairman and CEO of Epic Bancorp. “It is the execution of our vision and corporate strategies that has led to our inclusion in the Class of 2005 Sm-All Stars.”

“As we continue our branch network expansion, launch new divisions, increase services and gain market share, we remain customer centric. Our strong growth is a direct manifestation of the company’s commitment to its community, customers, employees and shareholders.” Ms. Cole added.

Steve Alexopoulos, co-author of the rankings for Sandler O’Neill, pointed out that the all-stars were truly “well-rounded organizations. If a firm missed in a single category it was eliminated. Additionally, not a single mid-cap or large-cap firm would have made the all-star list using the same criteria. These 38 are truly remarkable companies.”

Epic Bancorp
Press Release
July 12, 2005

Epic Bancorp provides financial services through five full service branches of its Tamalpais Bank subsidiary in Marin County. A sixth branch of Tamalpais Bank is scheduled to open later this summer.

“With an outstanding credit culture and superior asset quality we remain well positioned for continued growth and earnings performance.” said Mark Garwood, President/CEO of Tamalpais Bank.

Epic also provides investment management and financial planning through its Epic Wealth Management subsidiary, whose headquarters are also in Marin County. Epic Wealth Management currently manages over $250 million in investment for clients.

Sandler O’Neill instituted the all-star rankings in 2004. It currently provides financial coverage of 18 of the 38 firms, including Epic, ranked in 2005. The rankings are based on performance during the past 12 months in three major categories: loans, deposits and earnings growth. Eight screens are applied and the all-stars weighed in at twice the industry average while simultaneously maintaining pristine credit quality metrics and a return on equity that ranks in the top quartile for the industry. The Class of 2004 outperformed the NASDAQ Bank Index by 3.6 times, with a growth rate of 22.8 percent vs. an average growth rate of 6.3 percent.

“Five years ago, management plotted an ambitious course to build Epic Bancorp into a thriving, profitable bank that would serve the diverse financial needs of the people of Marin,” said Tim O’Brien, who covers West Coast banks and thrift institutions for Sandler O’Neill. “Epic's success in making the cut to become part of the class of 2005 Sm-All Stars reflects well on their progress and bodes well for their future.”

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com) based in San Rafael, CA, is the holding company of Tamalpais Bank, which operates five full-service banks in Marin County, and Epic Wealth Management. The Company had $440 million in assets and $277 million in deposits for the period ended March 31, 2005. Shares of the Company’s common stock are traded on the NASDAQ Small Cap Market System under the symbol EPIK. For additional information, please contact Kit Cole at (415) 526-6400.

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank (www.tambank.com) has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program. For additional information, please contact Mark Garwood at (415) 454-1212.

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management and Epic Bancorp are located at 851 Irwin Street in San Rafael. For additional information about Epic Wealth Management, contact Jeff Roush at (415) 526-4300.

Epic Bancorp
Press Release
July 12, 2005

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Epic Wealth Management . These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability or our wealth management business; (7)other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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